Exhibit 99.1

eLinear Solutions To Acquire Security Technology Company In Deal Worth Over $6 Million

HOUSTON--(BUSINESS WIRE)—July 12, 2006--eLinear, Inc. (AMEX:ELU - News) announced today that it signed a Letter of Intent to acquire the operating assets of SweetWater Security Systems, LLC, a Houston based provider of complex wireless video security systems for Public Housing Projects throughout the Southeastern United States. In the transaction, it is contemplated that eLinear will issue 25,000,000 shares of its common stock from authorized but unissued shares for certain assets of SweetWater. Those assets consist of certain accounts receivable, equipment, inventory and up to $3 million in cash. SweetWater primarily operates in Louisiana, Mississippi, Alabama, and Tennessee and has completed over $3 million in projects to date. Sweetwater has a substantial pipeline of future business opportunities.

Tommy Allen, Chief Executive Officer of eLinear, stated, "The SweetWater acquisition is a big step forward in our efforts to expand our offerings of advanced security design and implementation. This acquisition is synergistic by bringing together eLinear’s expertise in cutting edge network design and SweetWater’s success in wireless security technology. Our intent is to expand the SweetWater technology into commercial applications with our large and enterprise accounts.” Mike Hardy, President and Chief Financial Officer, of eLinear added. “This acquisition is part of the new management team’s goal to accelerate our growth and to achieve profitability. In addition to growing gross profit, cost cutting is ongoing at every level. These efforts should provide the combined companies with the tools and vehicle to continue our growth with the goal of delivering an enhanced value proposition to shareholders.”

Donald Bresina, Chief Executive Officer of SweetWater Security Systems, stated, “We are excited to be able to grow our company by combining with a leader that has a market-driven, entrepreneurial approach to the technology services business. Combining our history of success in closing large high profile engagements with eLinear’s team of professionals in design and installation should give us a distinct competitive advantage. Operating as part of a public vehicle will enable us to gather the resources to continue our growth rate.”

The transaction will be subject to the signing of a definitive agreement, satisfaction of standard closing conditions by both parties, and approval by eLinear shareholders. It is contemplated that Don Bresina will be added to the eLinear Board of Directors at closing.

eLinear believes that it has addressed certain reporting issues with the SEC and the American Stock Exchange by filing required restatements of financial statements previously filed for periods in calendar years 2004 and 2005 and by filing its Form 10-QSB for the quarter ended September 30, 2005 and its Form 10-KSB for the year ended December 31, 2005. The company expects to file its Form 10-QSB for March 31, 2006 soon in its efforts to regain compliance with the timely reporting requirements of the AMEX Company Guide.

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Mirador Consulting, Inc.
Frank Benedetto, 877-MIRADOR
Fax: 561-989-0069
fb@miradorconsulting.com
or
eLinear Solutions, Houston
Phillip M. Hardy, 713-896-0500
investorrelations@elinear.com